Exhibit 10.19

Syndicate Agreement

Entered into by and between
Vidatech Technológiai Kutató, Fejlesztő és Szolgáltató Kft. (1095 Budapest, Soroksári út 94-96., represented by KUN Dániel Jr., Managing Director),
TÓTH Tünde (1075 Budapest, Síp utca 5. II./3.) and VASKÓ Péter (1078 Budapest, Marek József utca 35. III./4.), as members of in4 Számítástecnikai és Szolgáltató Kft. (1078 Budapest, Marek József utca 35. III./4.), as follows:

1.)
Vidatech Kft. agrees to provide a member’s loan amounting to HUF 48,000,000.-, say Forty-eight million Forints to in4 Kft., in several instalments by 31 May 2009, subject to a transactional interest corresponding to the prime rate of the bank of issue, with maturity of 31 May 2009.

In4 Kft. may request the member’s loan announcing its claim 20 business days prior to the draw-down. In the event of a claim exceeding HUF 2,000,000.- a previous reconciliation shall be required.

If the development under Clause 4 will be implemented, in4 Kft. shall not be obliged to repay the member’s loan, but it will carry out an increase of registered capital by the member’s loan actually disbursed, increased with the interest, with agio, in such a manner that Vidatech Kft’s interest (business quota) in in4 Kft. may not exceed 40%.

2.)	As of 1 January 2008 Vidatech Kft. shall provide bookkeeping services for in4 Kft. without compensation.

3.)	Any sales of software will be arranged by Vidatech Kft. based on the resolution of the members’ meeting of in4.

4.)	VASKÓ Péter and TÓTH Tünde, members, agree to develop the application named electronic on-line content organising and searching solution (software), whose planned designation is “eGlue”.

The software will be owned by in4 Kft.

VASKÓ Péter agrees to provide, as Managing Director, for the full enforcement of the obligation of confidentiality against the subcontractors in the course of the development of the software.

5.)	VASKÓ Péter ensures for in4 Kft. the possibility to use the head office without compensation.

6.)	The members agree not to raise any interim dividend or year-end dividend from in4 Kft. till 31 May 2009.

7.)	The Parties declare that their aim is that in4 Kft. should become a company listed at a US stock exchange, and they will cooperate with each other in the interest thereof.

/s/ Toth Tunde /s/ Vasko Peter	/s/ Daniel Kun, Jr
TÓTH Tünde and VASKÓ Péter in4 Kft.	Vidatech Kft. represented by KUN Dániel Jr.